EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in Post-Effective Amendment No. 7 to the Registration Statement (Form S-1 No. 333-115613) and related Prospectus of Genius Products, Inc. for the registration of 18,782,216 shares of its common stock and to the incorporation by reference therein of our reports dated March 16, 2008, with respect to the consolidated financial statements of Genius Products, LLC and subsidiaries and the consolidated financial statements and schedule of Genius Products, Inc. and subsidiaries, and the effectiveness of internal controls over financial reporting of Genius Products, Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

Los Angeles, California
April 7, 2008